As filed with the Securities and Exchange Commission on October 9, 2003.
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------

                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

              New Jersey                                   54-1521616
    (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                      Identification No.)

            21351 Ridgetop Circle, Suite 300, Dulles, Virginia 20166
                    (Address of Principal Executive Offices)
                       ----------------------------------
                 Consulting Agreement By and Between Registrant
                              and J. Andrew Moorer
                 Consulting Agreement By and Between Registrant
                             and Clifford L. Neuman
                 Consulting Agreement By and Between Registrant
                                 and Barry Davis
                 Consulting Agreement By and Between Registrant
                                and A.B. Goldberg
                              (Full Title of Plan)

                             Michael W. Trudnak, CEO
                    Guardian Technologies International, Inc.
            21351 Ridgetop Circle, Suite 300, Dulles, Virginia 20166
                     (Name and Address of Agent for Service)

                                   Copies to:
                             Neil R.E. Carr, Esquire
                     Babirak, Albert, Vangellow & Carr, P.C.
                         1828 L Street, N.W., Suite 1000
                             Washington, D.C. 20037
              Telephone: (202) 467-0920; Facsimile: (202) 318-4486
                      -------------------------------------
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

                                   CALCULATION OF REGISTRATION FEE
------------------------------------------- ------------------ ---------------- ----------------- -------------------
                                                                 PROPOSED       PROPOSED MAXIMUM
                                                                  MAXIMUM          AGGREGATE
          TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE       OFFERING          AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED       PER SHARE (1)       PRICE(1)       REGISTRATION FEE
------------------------------------------- ------------------ ---------------- ----------------- -------------------
Common Stock, $.001 par value                  430,000 (2)          $2.85          $1,225,500           $99.14
------------------------------------------- ------------------ ---------------- ----------------- -------------------
Total Registration Fee:                                                                                 $99.14
------------------------------------------- ------------------ ---------------- ----------------- -------------------

(1) Calculated in accordance with Rule 457(h) under the Securities Act, as amended, based upon the average of the bid and asked prices for the common stock on October 6, 2003.
(2) Represents (i) 150,000 shares of common stock issuable to Mr. J. Andrew Moorer pursuant to a consulting agreement between the Registrant and Mr. Moorer, (ii) 80,000 shares of common stock issuable pursuant to a consulting agreement between the Registrant and Mr. Clifford L. Neuman,
         (iii) 100,000 shares of common stock issuable pursuant to a consulting agreement between the Registrant and Mr. Barry Davis, (iv) 100,000 shares of common stock issuable pursuant to a consulting agreement between the Registrant and Mr. A.B. Goldberg, each upon the effectiveness of this registration statement.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION.

         This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, $.001 par value per shares ("Common Stock"), of Guardian Technologies International, Inc., a Delaware corporation (the "Company"). Pursuant to the terms of a consulting agreement, dated July 30, 2003, between the Company and Mr. J. Andrew Moorer, the Company has agreed to issue to Mr. Moorer 150,000 shares of Common Stock for the performance of certain consulting services in connection with, among other things, business continuity, finance and accounting, strategic planning, market development, and related services. The agreement terminates on July 1, 2004, unless sooner terminated by the parties by mutual agreement, upon thirty (30) days notice and in certain other events. Pursuant to the terms of a consulting agreement, dated September 10, 2003, between the Company and Mr. Clifford L. Neuman, the Company has agreed to issue to Mr. Neuman 80,000 shares of Common Stock for the performance of certain legal services for the Company. The consulting agreement is for a period of one (1) year unless sooner terminated by the parties by mutual agreement, upon thirty (30) days notice and in certain other events. Pursuant to the terms of a consulting agreement, dated September 23, 2003, between the Company and Mr. Barry Davis, the Company has agreed to issue to Mr. Davis 100,000 shares of Common Stock for the performance of certain consulting services in connection with, among other things, marketing, developing a marketing strategy for the Company's products and services, and related services. The consulting agreement is for a period of one (1) year unless sooner terminated by the parties by mutual agreement, upon thirty (30) days notice and in certain other events. Pursuant to the terms of a Consulting Agreement, dated September 30, 2003, between the Company and Mr. A.B. Goldberg, the Company has agreed to issue to Mr. Goldberg 100,000 shares of Common Stock for the performance of certain consulting services in connection with, among other things, creation of market events that help build long term value for the Company, developing a marketing strategy for the Company's products and services, and related services. The agreement is for a term of one year, unless sooner terminated by the parties by mutual agreement, upon thirty (30) days notice and in certain other events.

         Mr. Davis and Mr. Goldberg have each agreed to lock up 50,000 of the shares to be issuable pursuant to their consulting agreements with the Company for a period of one year except for transfers for estate planning purposes. None of the foregoing consulting agreements may be assigned by the respective consultant.

         The foregoing information related to the provisions of the consulting agreements is intended to provide a summary thereof and does not purport to be a complete description of the consulting agreements. Such summary should be read in conjunction with the copies of the consulting agreements filed or incorporated by reference as exhibits to this Registration Statement and incorporated herein by reference thereto.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Each consultant has been provided with a copy of the documents incorporated herein by reference thereto in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the consultant upon his written request to the Company at its offices at 21351 Ridgetop Circle, Suite 300, Dulles, Virginia 20166, telephone (703) 654-6091.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, and any amendments thereto, filed by the Company with the Securities and Exchange Commission ("SEC") are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents.

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 (File No. 0-28238).
         (b)      The Company's Schedule 14f-1, filed May 6, 2003 (File No.
                  0-28238).
         (c) The Company's Current Report on Form 8-K, filed May 6, 2003 (File No. 0-28238).
         (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 (File No. 0-28238).
         (e) The Company's Amendment No. 1 to Schedule 14f-1, filed June 13, 2003 (File No. 0-28238).
         (f) The Company's Current Report on Form 8-K, filed June 27, 2003 (File No. 0-28238).
         (g) The Company's Current Report on Form 8-K, filed July 11, 2003 (File No. 0-28238).
         (h) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 (File No. 0-28238).
         (i) The Company's Amendment No. 1 to its Current Report on Form 8-K, filed August 26, 2003 (File No. 0-28238).
         (j) Description of the Company's Common Stock contained in the Registration Statement on Form SB-2, filed January 18, 2001 (File No. 333-38044), as amended by the disclosure set forth under "Description of Securities" in Item 1. Changes in Control of Registrant contained in Amendment No. 1 to the Company's Current Report on Form 8-K, filed August 26, 2003 (File No. 0-28238).
         (k) The Company's Current Report on Form 8-K, filed October 2, 2003 (File No. 0-28238).
         (l) The Company's Current Report on Form 8-K, filed October 3, 2003 (File No. 0-28238).
         (m) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

ITEM 4.           DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation requires the Company to indemnify all persons that it shall have power to indemnify to the fullest extent permitted by the DGCL and to pay in advance expenses incurred by a party seeking indemnification. As permitted by the DGCL, the Company's Certificate of Incorporation provides that, in accordance with Section 102(b)(7) of the DGCL, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

         The Company's Bylaws (the "Bylaws") provide that the Company shall indemnify each director and any officer or other person that the Board of Directors shall designate from time to time who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Bylaws also provide that the Corporation shall indemnify each director and any officer or other person that the Board of Directors shall designate from time to time who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Bylaws also provide that expenses incurred by a director or officer of the Corporation in defending or investigating any a threatened or pending action, suit or proceeding shall be paid by the Company, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.           EXHIBITS.

3.1 Certificate of Incorporation, incorporated herein by reference to the Company's Registration Statement on Form SB-2, filed March 22, 1996 (File No. 333-2712-NY).
3.2 Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-QSB for the Quarter Ended June 30, 2003 (File No. 0-28238).
3.3 Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock, incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-QSB for the Quarter Ended June 30, 2003 (File No. 0-28238).
3.4 By Laws of the Company, incorporated herein by reference to the Company's Registration Statement on Form SB-2, filed March 22, 1996 (File No. 333-2712-NY).
4.1 Form of Common Stock Certificate, incorporated herein by reference to the Company's Registration Statement on Form SB-2, filed March 22, 1996 (File No. 333-2712-NY).
5.1      Opinion regarding legality.
10.1     Consulting Agreement, dated July 30, 2003, between the Registrant and
         J. Andrew Moorer, incorporated by reference to Exhibit 10.9 to the Company's Amendment No. 1 to its Current Report on Form 8-K, filed August 26, 2003 (File No. 0-28238).
10.2 Consulting Agreement, dated September 10, 2003, between Registrant and Clifford L. Neuman, filed herewith.
10.3 Consulting Agreement, dated September 23, 2003, between Registrant and Barry Davis, filed herewith.
10.4 Consulting Agreement, dated September 30, 2003, between Registrant and A.B. Goldberg, filed herewith.
23.1     Consent of Aronson & Company, filed herewith.
23.2     Consent of Schumacher & Associates, filed herewith.
23.3     Consent of counsel included in Exhibit 5.1, included in Exhibit 5.1.


ITEM 9.           UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

(a)      Rule 415 Offering.

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;
         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered herein, and the offering of the securities at that time to be the initial bona fide offering; and
         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)      Subsequent Exchange Act Documents Incorporated by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on this 7th day of October, 2003.

                                GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

                                By:   Michael W. Trudnak
                                      ---------------------
                                      Chief Executive Officer
                                      (Principal Executive Officer)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Guardian Technologies International, Inc., a Delaware corporation, do hereby constitute and appoint Michael W. Trudnak and Robert A. Dishaw, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Guardian Technologies International, Inc., to comply with the Securities Act of 1933, as amended, and any rules and regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 7th day of October, 2003.


SIGNATURE                               TITLE
-------------------------------         ---------------------------------------------

/s/ Michael W. Trudnak                  Chairman of the Board, Chief Executive Officer,
-------------------------------         Treasurer, Secretary and Director (Principal
Michael W. Trudnak                      Executive Officer)

/s/ Robert A. Dishaw                    President, Chief Operating Officer and Director
-------------------------------
Robert A. Dishaw

/s/ William J. Donovan                  Chief Financial Officer (Principal Accounting
-------------------------------         Officer and Principal Financial Officer)
William J. Donovan

/s/ Walter Ludwig                       Director
-------------------------------
Walter Ludwig

/s/ Sean W. Kennedy                     Director
-------------------------------
Sean W. Kennedy

/s/ M. Riley Repko                      Director
-------------------------------
M. Riley Repko
